As filed with the Securities and Exchange Commission on February 20, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
BALDWIN TECHNOLOGY COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		13-3258160
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification
incorporation)	Classification Code Number)	Number)
2 Trap Falls Road
Suite 402
Shelton, Connecticut 06484
(203) 402-1000
(Address, Including Zip Code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)

BALDWIN TECHNOLOGY COMPANY, INC.
2005 EQUITY COMPENSATION PLAN
(Full Title of Plan)

c/o Helen P. Oster, Esq.	With a copy to: Edward B. Whittemore, Esq.
Corporate Secretary	Murtha Cullina LLP
Baldwin Technology Company, Inc.	CityPlace, 29th Floor
2 Trap Falls Road	185 Asylum Street
Suite 402	Hartford, Connecticut 06103
Shelton, Connecticut 06484	Telephone: (860) 240-6075
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code, of
Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
	Amount	maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered (1)	Registered (1)	per share (2)	price (2)	fee (3)
Class A Common Stock, $.01 par value	1,000,000 shares	$1.04	$1,040,000	$40.88

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, the number of shares being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the 2005 Equity Compensation Plan.

(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for Class A Common Stock of Baldwin Technology Company, Inc. as reported on the NYSE Alternext U.S. Exchange on February 13, 2009.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price multiplied by .00003930.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 relates to the additional 1,000,000 shares of Class A Common Stock, par value $.01 per share (“Common Stock”), of Baldwin Technology Company, Inc. (the “Company”) authorized for issuance under the Company’s 2005 Equity Compensation Plan, as amended and restated in August 2008, and as approved by the Company’s stockholders on November 11, 2008 (the “Plan”).
     Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8, File No. 333-131404, filed by the Company on January 31, 2006 are hereby incorporated herein by reference and made a part hereof, except to the extent that such contents are modified or superseded hereby.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants who are eligible to participate in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Baldwin Technology Company, Inc., Attention: Helen P. Oster, Esq., Corporate Secretary, 2 Trap Falls Road, Suite 402, Shelton, Connecticut 06484, telephone: (203) 402-1004.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a)	The Company’s latest Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Commission on September 29, 2008, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed with the Commission on November 14, 2008; and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008, filed with the Commission on February 17, 2008.

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on Oct. 29, 2008, November 11, 2008, January 30, 2009 and February 2, 2009.

(d)	The description of the Company’s Class A Common Stock, par value $.01 per share, contained in its Registration Statement on Form 8-A (Reg. No. 0-20382) filed with the Commission on November 20, 1986 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Certain information contained in this Registration Statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the securities offered pursuant to this Registration Statement has been passed on by Helen P. Oster, Esq., Corporate Secretary of the Company. Ms. Oster is a shareowner of Common Stock.
Item 6. Indemnification of Directors and Officers.
     The Company’s By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the Company, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Article Seven of the Company’s Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit.
     The Registrant has procured Directors and Officers liability insurance for wrongful acts. This is an indemnity policy for the Registrant to protect it against liability assumed or incurred under the above indemnification provisions and under the written agreements referred to below, including defense provisions, on behalf of the directors and officers. The directors and officers are thus indemnified against loss arising from any civil claims or claims by reason of any wrongful act done or alleged to have been done while acting in their respective capacities as directors or officers. The policy excludes claims brought about or contributed to by dishonest, fraudulent, criminal or malicious acts or omissions by directors or officers.
     The Registrant has also procured excess liability insurance coverage to protect the Directors and Officers against liability for wrongful acts. This is a difference-in-coverage policy which will pay on behalf of the Directors and Officers when the Registrant does not indemnify them.
     As a supplement to and in furtherance of the provisions regarding indemnification of Directors and Officers contained in the Certificate of Incorporation and By-Laws of the Company, the Company has entered into written agreements with each of its Directors and Officers to indemnify and advance expenses to said individuals to the fullest extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4	Baldwin Technology Company, Inc. 2005 Equity Compensation Plan, as amended August 2008 (incorporated by reference from Exhibit A to the Company’s proxy statement dated October 10, 2008, as filed with the Commission on October 10, 2008).

5	Opinion of Helen P. Oster, Esq. regarding legality of the shares of Class A Common Stock (filed herewith).

23.1	Consent of Grant Thornton LLP (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLC (filed herewith).

23.3	Consent of Helen P. Oster, Esq. (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to this registration on Form S-8, if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 18, 2009.

BALDWIN TECHNOLOGY COMPANY, INC.
By:	/s/Karl S. Puehringer
	Name:	Karl S. Puehringer
	Title:	President and Chief Executive Officer

     Each person whose signature to this Registration Statement appears below hereby appoints each of Karl S. Puehringer and Helen P. Oster as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Gerald A. Nathe	Chairman of the Board	February 18, 2009

Gerald A. Nathe

/s/Karl S. Puehringer	President, Chief Executive Officer	February 18, 2009

Karl S. Puehringer (Principal Executive Officer)	and a Director

/s/John P. Jordan	Vice President, Chief Financial	February 18, 2009

John P. Jordan (Principal Financial Officer)	Officer and Treasurer

/s/Leon Richards	Controller and Chief Accounting Officer	February 18, 2009

Leon Richards (Principal Accounting Officer)

Signature	Title	Date

/s/Mark T. Becker	Director	February 18, 2009

Mark T. Becker

/s/Rolf Bergstrom	Director	February 18, 2009

Rolf Bergstrom

/s/Samuel B. Fortenbaugh III	Director	February 18, 2009

Samuel B. Fortenbaugh III

/s/Judith A. Mulholland	Director	February 18, 2009

Judith A. Mulholland

/s/Ronald B. Salvagio	Director	February 18, 2009

Ronald B. Salvagio

/s/Claes Warnander	Director	February 18, 2009

Claes Warnander

EXHIBIT INDEX

Exhibit	Description

4	Baldwin Technology Company, Inc. 2005 Equity Compensation Plan, as amended August 2008 (incorporated by reference from Exhibit A to the Company’s proxy statement dated October 10, 2008, as filed with the Commission on October 10, 2008).

5	Opinion of Helen P. Oster, Esq. regarding legality of the shares of Class A Common Stock (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.3	Consent of Helen P. Oster, Esq. (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement).